                                                                      Exhibit 11


                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE



                                    13 Weeks Ended         26 Weeks Ended
                                  --------------------   --------------------
                                  July 29,   July 31,    July 29,    July 31,
(Thousands, except per share)       2000       1999        2000       1999
                                  ---------  ---------   ---------  ---------

Basic Computation:
-----------------

Net earnings                      $ 48,799   $ 51,331    $ 74,266   $ 86,614
Weighted average common
 shares outstanding                 22,306     31,605      25,377     31,923
                                  --------   --------    --------   --------

Basic earnings per share          $   2.19   $   1.62    $   2.93   $   2.71
                                  ========   ========    ========   ========


Diluted Computation:
-------------------

Net earnings                      $ 48,799   $ 51,331    $ 74,266   $ 86,614

Weighted average common
 shares outstanding                 22,306     31,605      25,377     31,923

Net effect of dilutive stock
  options based on the treasury
  stock method                         302        241         205        201
                                  --------   --------    --------   --------

Outstanding shares for diluted
  earnings per share                22,608     31,846      25,582     32,124
                                  ========   ========    ========   ========

Diluted earnings per share        $   2.16   $   1.61    $   2.90   $   2.70
                                  ========   ========    ========   ========



Note: Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.